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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Smith                               Jeffrey                W.
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   (Last)                           (First)             (Middle)

17305 Von Karman Avenue
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                                    (Street)

Irvine                              California          92614-6203
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol


First Alliance Corporation (FACO)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

April 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

              Executive Vice President and Chief Operating Officer

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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
* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                2.                                                                                      Deriv-    of
                Conver-                    5.                               7.                          ative     Deriv-   11.
                sion                       Number of                        Title and Amount            Secur-    ative    Nature
                or                         Derivative    6.                 of Underlying      8.       ities     Secur-   of
                Exer-             4.       Securities    Date               Securities         Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and    (Instr. 3 and 4)   of       ficially  Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date   ------------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)              Amount  ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------              or      Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date     Expira-              Number  ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-    tion                 of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable  Date     Title       Shares  5)       4)        4)       4)
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

Stock Options   3.625   4/27/1999 A        25,915     10/27/1999 4/26/2009 Class A Comm 25,915  3.625   156,619   D
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Stock Options   3.625   4/27/1999 A        25,916     10/27/2000 4/26/2009 Class A Comm 25,916  3.625   182,535   D
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Stock Options   3.625   4/27/1999 A        25,915     10/27/2001 4/26/2009 Class A Comm 25,915  3.625   208,450   D
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Stock Options   3.625   4/27/1999 A         6,607     10/27/2002 4/26/2009 Class A Comm  6,607  3.625   215,057   D
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Stock Options   3.625   4/27/1999 A        19,309     10/27/2002 4/26/2009 Class A Comm 19,309  3.625   234,366   D
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
Explanation of Responses:


             /S/ Jeffrey W. Smith                                05/24/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

             Jeffrey W. Smith
         Executive Vice President
       and Chief Operating Officer

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.


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